Exhibit 8.1

[*],2025

Aquaron Acquisition Corp.

515 Madison Ave. 8th Floor

New York, NY 10022

Ladies and Gentlemen:

We have acted as counsel to Aquaron Acquisition Corp., a Delaware corporation (“SPAC”), in connection with the registration statement on Form F-4 of HUTURE Group Limited, an exempted company incorporated in Cayman Islands (“PubCo”) filed with the U.S. Securities and Exchange Commission on the date hereof (the “Registration Statement”) including the proxy statement/prospectus forming a part thereof (the “Proxy Statement/Prospectus”), and the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 12, 2024, by an among PubCo, Bestpath Merger Sub I Limited, an exempted company incorporated in Cayman Islands and a direct wholly-owned subsidiary of PubCo (“Merger Sub 1”), Bestpath Merger Sub II Inc., a Delaware corporation and a direct wholly-owned subsidiary of PubCo (“Merger Sub 2” and, together with PubCo and Merger Sub 1, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and HUTURE Ltd., an exempted company incorporated in Cayman Islands (the “Holdco”), pursuant to which (1) Merger Sub 1 will merge with and into the Holdco (the “Initial Merger”), and the Holdco will be the surviving corporation of the Initial Merger and a direct wholly owned subsidiary of PubCo, and (2) following confirmation of the effectiveness of the Initial Merger, Merger Sub 2 will merge with and into SPAC (the “SPAC Merger” and together with the Initial Merger, the “Mergers”), and SPAC will be the surviving corporation of the SPAC Merger and a direct wholly owned subsidiary of PubCo. The Initial Merger and the SPAC Merger and the other transactions to be consummated under the Merger Agreement are collectively referred to as the “Business Combination.” This opinion is being delivered in connection with the Registration Statement and the Proxy Statement/Prospectus, pursuant to Section 7.5(d) of the Merger Agreement, concerning certain U.S. federal income tax matters. All section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings set forth in the Merger Agreement.

In preparing this opinion letter, we have examined and relied upon the Merger Agreement, including the exhibits thereto, the Registration Statement and the Proxy Statement/Prospectus, the representation letters of SPAC and Holdco (each of “Representation Party” and together, the “Representation Parties”) delivered to us for purpose of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have relied upon the statements, representations, warranties and covenants of officers and other representatives of the Representation Parties, and we have assumed that such statements, representations, warranties and covenants, including those set for the in the Representation letters, are and will continue to be true, correct and complete (and, to the extent relevant, complied with) through the SPAC Merger Effective Time without regard to any qualification as to knowledge, belief, intent, or otherwise.

In rendering this opinion, we have assumed, without any independent investigation or verification thereof, that (i) the Business Combination described in the Merger Agreement will be consummated in accordance with the description in the Merger Agreement and will be effective under applicable state law, and that none of the terms or conditions contained therein will be waived or modified; (ii) the Merger Agreement, Registration Statement, the Proxy Statement/Prospectus and the Representation Letters are true, correct and complete in all material respects and will continue to be true, complete, and correct in all respects at all times up to and including the completion of the Business Combination; and (iii) any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party is true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service as in effect on the date of this opinion letter, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise of any such developments in the law.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of opinion that, for U.S. federal income tax purposes, as such opinion relates to the holders of SPAC Common Stock or SPAC Rights, taken together, the exchange of Holdco Shares for PubCo Ordinary Shares and the exchange of SPAC Securities for PubCo Ordinary Shares, in each case, pursuant to the Business Combination, should qualify as an exchange governed by Section 351(a) of the Code. We express no opinion on the potential United States federal income tax consequences of the Business Combination under Section 367(a) of the Code.

No opinion is expressed as to any matter not discussed herein.

We are furnishing this opinion solely to you in connection with the filing of the Registration Statement. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, and factual matters arising subsequent to the date hereof, or the impact of any information, document, certification, record, statement, representation, covenant, or assumption relied herein that becomes incorrect or untrue.

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and to the filing and the references of this opinion letter as an exhibit to the Registration Statement.

Very truly yours,

Hunter Taubman Fischer & Li LLC